Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces

Appointment of Daniel Thomas to the Board of Directors

MECHANICSBURG, PENNSYLVANIA — July 31, 2019 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM), the parent of Select Medical Corporation, today announced the appointment of Daniel Thomas to its Board of Directors (the “Board”), effective on July 31, 2019.  Mr. Thomas will also serve on Select Medical’s Audit Committee. His Board term will expire at Select Medical’s 2020 Annual Meeting of Stockholders, at which time he will stand for election along with the other director nominees standing for election at that meeting.

“We are delighted to welcome Dan Thomas to the Board,” said Robert A. Ortenzio, Executive Chairman and Co-Founder of Select Medical. “Through leading roles in various healthcare businesses, Dan is familiar with the issues impacting occupational health and a number of other industry segments. He brings an important perspective and will be a valued addition to the Board.”

Daniel Thomas joins the Board with over 30 years of healthcare industry experience. Mr. Thomas is currently an active board member for four established health organizations: Concentra Group Holdings Parent, LLC (a joint venture subsidiary of Select Medical), Healthcare Highways, Inc. and National Partners in Healthcare. From 2011 until his retirement in 2017, Mr. Thomas served as President, Chief Executive Officer and a board member of Provista, Inc. Prior to Provista, Mr. Thomas served as Chief Executive Officer and a board member of Viant, Inc. Before the formation of Viant, from 1993 through 2007, Mr. Thomas spent 14 years with Concentra, Inc. At Concentra, Mr. Thomas held the positions of President, Chief Executive Officer and Chief Operating Officer.

Mr. Thomas received his bachelor’s degree in Accounting from the University of Northern Iowa.

About Select Medical

Select Medical is one of the largest operators of critical illness recovery hospitals (previously referred to as long term acute care hospitals), rehabilitation hospitals (previously referred to as inpatient rehabilitation facilities), outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities. As of June 30, 2019, Select Medical had operations in 47 states and the District of Columbia. Select Medical operated 100 critical illness recovery hospitals in 28 states, 28 rehabilitation hospitals in 12 states, and 1,695 outpatient rehabilitation clinics in 37 states and the District of Columbia. Concentra, a joint venture subsidiary, operated 526 occupational health centers in 41 states as of June 30, 2019. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. Information about Select Medical is available at www.selectmedical.com.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation